Registration No. 333-_________
As filed with the Securities and Exchange Commission on June 14, 2016
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sugar Creek Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	38-3920636
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28 West Broadway
Trenton, Illinois 62293
(Address of Principal Executive Offices)

Sugar Creek Financial Corp. 2015 Restricted Stock Plan
(Full Title of the Plan)Copies to:

Mr. Robert J. Stroh, Jr.	Thomas P. Hutton, Esquire
Chairman, Chief Executive Officer	Luse Gorman, PC
and Chief Financial Officer	5335 Wisconsin Ave., N.W., Suite 780
Sugar Creek Financial Corp.	Washington, DC 20015-2035
28 West Broadway	(202) 274-2000
Trenton, Illinois 62293
(618) 224-9228
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	21,400 (2)	$11.55(3)	$247,170	$25
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Sugar Creek Financial Corp. 2015 Restricted Stock Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Sugar Creek Financial Corp. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any future grants of restricted stock.
(3)	Determined pursuant to 17 C.F.R. Section 230.457(c).

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information, and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)           The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (File No. 000-55170), filed with the Commission on June 29, 2015 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)           The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on April 4, 2014 (File No. 000-55170).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Articles NINTH of the amended and restated Articles of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such.  References to the “Corporation” in the amended and restated Articles of Incorporation mean the Company, Sugar Creek Financial Corp.

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article NINTH are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Sugar Creek Financial Corp. 2015 Restricted Stock Plan	**
10.2	Form of Restricted Stock Agreement	Attached as Exhibit 10.2
23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-192700) filed by the Company under the Securities Act, with the Commission on December 6, 2013, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Sugar Creek Financial Corp. (File No. 000-55170), filed by Sugar Creek Financial Corp. under the Exchange Act on July 17, 2015.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of Illinois, on this 14th day of June, 2016.

SUGAR CREEK FINANCIAL CORP.
By:	/s/ Robert J. Stroh, Jr.
Robert J. Stroh, Jr.
Chairman, Chief Executive Officer and Chief Financial Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Sugar Creek Financial Corp. (the “Company”) hereby severally constitute and appoint Robert J. Stroh, Jr., as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert J. Stroh, Jr. may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the award of restricted stock under the Sugar Creek Financial Corp. 2015 Restricted Stock Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert J. Stroh, Jr. shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert J. Stroh, Jr.	Chief Executive Officer	June 14, 2016
Robert J. Stroh, Jr.	and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

/s/ Francis J. Eversman	President, Chief Operating Officer and Director	June 14, 2016
Francis J. Eversman

/s/ Timothy W. Deien	Director	June 14, 2016
Timothy W. Deien

Signatures	Title	Date

/s/ Timothy P. Fleming	Director	June 14, 2016
Timothy P. Fleming

/s/ Gary R. Schwend	Director	June 14, 2016
Gary R. Schwend

/s/ Henry C. Siekmann	Director	June 14, 2016
Henry C. Siekmann

EXHIBIT INDEX

Exhibit Number	Description

4
Form of Common Stock Certificate (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-192700), filed by the Company under the Securities Act with the Commission on December 6, 2013, and all amendments or reports filed for the purpose of updating such description).

5	Opinion of Luse Gorman, PC

10.1
Sugar Creek Financial Corp. 2015 Restricted Stock Plan (incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Sugar Creek Financial Corp. (File No. 000-55170), filed by Sugar Creek Financial Corp. under the Exchange Act on July 17, 2015).

10.2	Form of Restricted Stock Agreement

23.1	Consent of Luse Gorman, PC (contained in the opinion included as Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (contained in the signature page to this Registration Statement).